Exhibit 10.8

EXECUTION VERSION

CONTRAFECT CORPORATION

December 13, 2013

Robert Nowinski

350 Central Park West, 14J

New York, NY 10025

Separation Agreement

Dear Bob:

This letter agreement (this “Agreement”) sets forth our mutual understanding concerning your departure from services in all capacities as a director, officer and employee of ContraFect Corporation (the “Company”).

1. Resignation from Service. Effective as of November 20, 2013 (the “Departure Date”), you resigned and departed as Chief Executive Officer of the Company and from each position and office held by you as a director, officer or employee of the Company. In connection with your departure, the Company will pay you your accrued and unused vacation as well as any earned but unpaid base salary, therapist payments and anything else that may have been owed to you as of the Departure Date. The Company will reimburse your unreimbursed business expenses incurred prior to the Departure Date in accordance with Company’s business expense reimbursement policies; provided, that you submit proper documentation evidencing such expenses to the Company within 30 calendar days following the Effective Date as hereinafter defined. Upon your departure, you incurred a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code (the “Code”)) and your employment agreement, dated June 2010, (the “Original Employment Agreement”), as amended by the rider (the “Rider”) dated February 2011 (the Original Employment Agreement, as amended by the Rider, the “Employment Agreement”), terminated and, unless otherwise specifically provided herein, will be superseded in its entirety by this Agreement. The Original Employment Agreement and the Rider are attached as Exhibits A and B.

2. Departure Payments and Benefits. Subject to (i) your execution of this Agreement and (ii) your non-revocation of this Agreement within the Revocation Period (as defined in Section 13(j)) (the date on which the Revocation Period expires is hereinafter referred to as the “Effective Date”), the Company will provide you with the following departure payments and benefits:

(a) Salary Continuation. The Company will continue to pay you, as severance, your base salary at the current annual rate of $522,500 (the “Base Salary”) for a period of two years from the Departure Date (the “Salary Continuation Period”). The Base Salary will continue to be paid bi-weekly during this period pursuant to the Company’s normal payroll practices, or as they may be amended from time to time with respect to its senior executives; provided, however, that the installment of Base Salary otherwise payable on December 15, 2013 shall not be paid to you on such date if the Effective Date has not occurred on or prior to such date, and, if the Revocation Period expires after December 15, 2013 without your having revoked this Agreement, such installment of Base Salary shall be paid to you on the first business day following the Effective Date.

(b) Bonuses. You will also receive an annual cash bonus for each of 2013 and 2014 in an amount equal to $261,250, and a pro rata portion for 2015 equal to $231,904. Such bonus amounts shall be paid to you in a lump sum at the normal time at which bonuses are paid to employees of the Company, but in any event not later than January 15 of the year following the end of each such year.

(c) Employee Benefits. The Company will provide you, at its cost, with a Company paid family medical, dental, and vision health care insurance plan (the “Plans”) that will allow you to select physicians of your choice. The current Plans that you have allow for that and the Company shall continue them (or shall replicate them if the coverage ends or if it is beyond the COBRA continuation period) for you on the same basis and with comparable coverage, limits and deductibles until the earlier of (i) the end of the Salary Continuation Period, or (ii) the date on which you become covered for medical and/or dental insurance, and/or vision insurance, whichever the case may be, by another employer you are then working for. You will not be reimbursed by the Company for any costs not covered by the said medical, vision and dental benefit plans. The Company will provide you with, and you agree to promptly complete, any forms (including COBRA documentation) required to facilitate the coverage contemplated in this Section 2(c).

(d) Treatment of Outstanding Equity. On the Effective Date, all unvested stock options that were held by you, as well as all stock options that are to be granted to you pursuant to Section 2(g) hereof, shall immediately be fully vested, unconditional, and exercisable. All such stock options will remain exercisable by you until the earlier of (x) the ten (10) year anniversary of the date of each respective grant in accordance with their terms or (y) four (4) years following the Company’s consummation of an IPO, upon which time, all unexercised stock options held by you shall terminate and cease to be outstanding.

(e) Fees and Costs. The Company will pay Pedowitz & Meister, LLP for its services as your attorneys in connection with the negotiation and entry into this Agreement the amount of $20,000. The Company will pay said fees within five (5) days after the Effective Date, subject only to Pedowitz and Meister LLP having submitted to the Company an invoice for such services as soon as practicable following the date hereof.

(f) Additional Cash Compensation. The Company agrees to pay you an additional cash payment of $100,000 which shall be paid out in quarterly installments of $12,500 as of the Departure Date, over two (2) years, with the first quarterly payment being made within five (5) days after the Effective Date.

(g) Additional Equity. On the Effective Date, you will be granted an additional 250,000 stock options under the Company’s Amended and Restated 2008 Equity Incentive Plan which shall be fully vested, unconditional, and exercisable as of the Effective

Date. The Effective Date shall be the date of grant for purposes of these options. The options will remain exercisable until the earlier of (x) the ten (10) year anniversary of the date of grant or (y) four (4) years following the Company’s consummation of an IPO, upon which time, all such unexercised stock options held by you shall terminate and cease to be outstanding. The exercise price for said options shall be $0.86 per share.

(h) Registration of Shares and Options. The Company, at no cost to you, will include the shares owned by you and the shares underlying your stock options and warrants in the initial registration statement it files under the Securities Act of 1933, as amended, if and when it files, subject to approval by the underwriter and such lock-up period that the underwriter requires. You currently hold 50,000 shares of Series A Preferred Stock out of 2,200,000 shares of such series issued and outstanding. The conversion and other rights of your Series A Preferred Stock shall be the same as apply to any other holder of preferred shares in such series. A table showing all of the stock and options, as well as the options’ respective grant dates and exercise prices, and final date for exercise if there is no IPO, is Exhibit C. A copy of the Amended and Restated 2008 Equity Compensation Plan is attached hereto as Exhibit D. Copies of the options agreements evidencing the grants listed on Exhibit C are attached hereto as Exhibit E.

3. Cashless Exercise. You shall have the right, should you choose to do so, to pay for your stock options by cashless exercise to the extent permitted under the terms of the award agreement evidencing such grants of stock options.

4. Promissory Notes. You have executed and delivered two promissory notes, respectively dated February 2011 and December 15, 2011 evidencing loans made to you by the Company in the amounts of $500,000 and $100,000, respectively (the “Promissory Notes”). The Promissory Notes are hereby amended to extend the respective maturity dates thereof until the end of the Salary Continuation Period. The Company agrees that the principal and interest due under the Promissory Notes shall be forgiven by the Company ratably on a monthly basis over the course of the Salary Continuation Period.

5. No Other Compensation or Benefits; Payments on Death. Except as otherwise specifically provided in this Agreement, or as required by applicable law, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company (including, without limitation, any compensation or benefits under any severance plan, program or arrangement) on or after the Departure Date. All payments and benefits provided to you under this Agreement shall be paid to your Executor (it is expected that Arnold Pedowitz or Charles Abercrombie will be your Executor), at the same times as provided herein for payments to you, in the event of your death prior to same having been paid.

6. Repayment of Advances. Provided that you do not timely revoke this Agreement you agree to repay to the Company any advances, payroll or otherwise, made to you prior to the Departure Date. Such advances total $11,059.84 and that amount shall be repaid to the Company by near equal deductions from your Salary Continuation payments, during the Salary Continuation Period. If this Agreement is not timely revoked, then in addition to any other remedies you may have, you shall have no obligation to repay so much of the aforesaid advances as is then remaining in the event that the Company should stop making your Salary Continuation payments to you.

7. Return of Property. As soon as practicable following the Departure Date, you will surrender to the Company all property of the Company in your possession. This includes, without limitation, any and all Company credit cards, keys, security access codes, records, manuals, customer lists, notebooks, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your duties during your employment; provided, however, that you may retain your personal personnel type and health related information. If you subsequently discover that you have Company property in your possession, you will promptly return it to the Company or destroy it.

8. No Public Comments. You agree to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning any member of the Company or any of their current or former directors, officers, employees, shareholders, members or partners, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company. Similarly, the Company, the members of its Board of Directors, and the officers of the Company, whom shall be instructed on this point, agree to refrain, from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (x) any derogatory comment concerning you, or (y) any other comment that could reasonably be expected to be detrimental to your business or financial prospects or reputation. The only statement that the parties or the members of the Board of Directors of the Company may directly or indirectly make regarding your departure from the Company is that you did so for medical reasons. No other explanation or specificity shall be given by you or the Company.

9. Survival of Certain Provisions of Employment Agreement. The covenants contained in Sections 12 and 13 and 20 of your Employment Agreement will continue to apply in full force and effect following the Departure Date; provided, however, that with respect to Section 13(a) of your Employment Agreement, which runs for one year from the Departure Date, a business activity will be deemed to be competitive with the business of the Company only if it is being done on or on behalf of any business, person, partnership association, firm, corporation or other entity that owns, develops, sells, researches or licenses scientific information, or products involving, in any way, (a) antibodies for the treatment of influenza or (b) lysins. In addition, Sections 7 and 10 (to the extent they relate to indemnification) of the Employment Agreement shall remain in full force and effect and shall not be superseded by this Agreement.

10. Breach of Agreement. In the event of any material breach by you or by the Company of any provision of this Agreement, and except as required by applicable law, the non-breaching party shall give written notice of the breach to the breaching party and, if such breach is susceptible to cure, to the breaching party shall have the right to cure such breach to the reasonable satisfaction of the non-breaching party within fifteen (15) days of its/his receipt of such written notice.

11. Releases.

(a) General Release by You. In consideration of the release set forth in Section 11(e) below and of the payments and benefits provided to you under this Agreement, and after consultation with counsel, you and each of your respective heirs, executors, administrators, representatives, agents, successors and assigns, in their capacities as such (collectively, the “Executive Parties”) expressly waive and release any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character that you have or may have against the Company, including in their respective capacities as such, its officers, directors, employees or affiliates (collectively the “Company Releasees”), that may be waived and released by law with the exception of claims arising out of or attributable to (i) events, acts or omissions taking place after the execution of this Agreement; or (ii) the breach of any terms and conditions of this Agreement. Without limitation, you specifically release the Company Releasees from (1) any claims under Title VII of the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act (as amended), the Fair Labor Standards Act, the Equal Pay Act (as amended), the Employee Retirement Income Security Act of 1974 (as amended), the Civil Rights Act of 1991 (as amended), the Worker Adjustment and Retraining Notification Act (as amended), the Age Discrimination in Employment Act (as amended), Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002 (as amended), the Uniform Services Employment and Reemployment Rights Act (as amended), the New York Labor Law, Article 4 of the New York Civil Rights Law, the New York State Human Rights Law, the New York City Human Rights Law, the New York State Worker Adjustment and Retraining Notification Act and the New York Nondiscrimination for Legal Actions Law and any other federal, state, local or foreign law, rule or regulation, in each case that may legally be waived and released, and (2) any tort or contract claims, including, without limitation, wrongful discharge, breach of contract, defamation, slander, libel, emotional distress, tortious conduct, invasion of privacy, interference with contract, wrongful or retaliatory discharge, violation of public policy, implied covenant of good faith and fair dealing, negligence, fraud, personal injury or sickness or any other harm (collectively, the “Release”). You do not hereby release, discharge or waive (x) any rights to enforce the terms of this Agreement, including your eligibility for indemnification as provided in Section 9, or (y) any claims which cannot be waived by law. Notwithstanding anything contained herein to the contrary, you do not waive any right to, and the Company agrees not to oppose in any manner, a claim or filing by you for unemployment benefits.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to you under this Agreement, the Executive Parties hereby unconditionally release and forever discharge the Company Releasees from any and all claims arising under the Age Discrimination in Employment Act, as amended (“ADEA”) that the Executive Parties may have as of the date you sign this Agreement. By agreeing to this Release, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your departure to consult with an attorney of your choice prior to agreeing to this Release and to have such attorney explain to you the terms of this Release, including, without limitation, the terms relating to your release of claims arising under ADEA, and you have in fact consulted with an attorney; (ii) you were given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; (iii) you knowingly and voluntarily accept the terms of this Release; and

(iv) you are providing this release and discharge only in exchange for consideration in addition to anything of value to which you are already entitled. You also understand that you have seven (7) days following the date on which you sign this Agreement within which to revoke the Release contained in this Section 11(b), by providing the Company with a written notice of your revocation.

(c) Representation. The parties hereby represent, each to the other, that neither has instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against the other. The parties further represent and warrant that neither has assigned any of the claims being released hereunder. The Company may not assign this Agreement, including the Release, in whole or in part, except with your consent.

(d) Proceedings.

(i)	General Agreement Relating to Proceedings. Neither party has filed and, except as provided in Sections 11(d)(ii) and 11(d)(iii), the parties hereby agree not to initiate or cause to be initiated on their behalf, any complaint, charge, claim or proceeding against the other that is released by Section 11 of this Agreement. The parties respectively waive any right they may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any proceeding for a claim released herein.

(ii)	Proceedings Under ADEA. Section 11(d)(i) shall not preclude you from filing any complaint, charge, claim or proceeding challenging the validity of your waiver of claims arising under ADEA. However, both you and the Company confirm their belief that your waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(iii)	Certain Administrative Proceedings. Section 11(d)(i) shall not preclude you from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. You are, however, waiving your right to recover money in connection with any such charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency regarding something released herein.

(e) Release by the Company. The Company Releasees expressly waive and release any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character that they may have against the Executive Parties that may be waived and released by law with the exception of claims arising out of or attributable to (i) events, acts or omissions taking place after the execution of this Agreement and (ii) your breach of any terms and conditions of this Agreement. The Company is not aware of any facts that would give rise to a claim against you by it.

12. Miscellaneous.

(a) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of your employment (including, without limitation, the Employment Agreement, except to the extent that the terms therein have been expressly incorporated herein by reference) and your resignation therefrom which you may have had with the Company. This Agreement may be amended only by a written document signed by both you and the Company.

(b) Section 409A. If any provision of this Agreement contravenes Section 409A of the Code, the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department, the Company may reform this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A of the Code. Any payments that qualify for the “separation pay” or “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Despite any contrary provision of this Agreement, any references to your “departure”, “termination of employment” or the “date of termination” (or any similar term) shall mean and refer to the date of your “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In no event may you directly or indirectly designate the calendar year of any payment under this Agreement. The Company represents that to the best of its understanding this Agreement does not contravene Section 409A of the Code.

(c) Withholding Taxes. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes.

(d) Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

(e) Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

(f) Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement. Facsimile signatures and those transmitted by e-mail or other electronic means shall have the same effect as originals.

(g) Successors and Assigns. Except as otherwise provided herein, this Agreement will inure to the benefit of and be enforceable by you and the Company and your and their respective heirs, successors and assigns and shall be binding on any successors of the Company, including, without limitation, any successor by way of merger or, with your consent, the acquiror of all or substantially all of the assets of the Company.

(h) Notices. Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

Robert Nowinski: at the last home address in the Company’s records; and

The Company:

ContraFect Corporation

28 Wells Avenue #300

Yonkers, New York 10701

Attention: Chief Executive Officer

or to such other address as either party may furnish to the other in writing in accordance with this Section 12(h). Notices of change of address will be effective only upon receipt.

(i) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

(j) Revocation. This Agreement may be revoked by you within the seven (7) day period commencing on the date you sign this Agreement (the “Revocation Period”). In the event of any such revocation by you, all obligations of the Company and you under this Agreement will terminate and be of no further force and effect as of the date of such revocation, and each party shall be free to assert any claims or defenses it or he may have with respect to your employment with the Company and the termination thereof. In the event of timely revocation, this Agreement shall not be admissible in any future proceedings between the parties and the positions taken by the parties in this Agreement shall not be deemed to be an admission by a party that it agreed that the matter should have been resolved in the way it is in the Agreement. This Agreement, if revoked, shall constitute nothing more than an offer in compromise that was not accepted and shall not be evidence of anything. No such revocation by you will be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.

(k) Reorganization or Bankruptcy. The Company represents that it has not consulted with counsel regarding, and that it has no present plans to file for, a reorganization or other filing under the United States bankruptcy laws.

(l) Arbitration. Article 20 of the Original Employment Agreement shall be deemed to have survived the termination of it and shall apply to, and govern, the resolution of any and all disputes that may arise under this Agreement.

[Signature page follows]

CONTRAFECT CORPORATION

By:	/s/ Sol Barer, Ph.D.
Name:
Title:

THE UNDERSIGNED HEREBY ACKNOWLEDGE THAT EACH HAS READ THIS AGREEMENT, THAT EACH FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EACH HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF THE SIGNATORY’S OWN FREE WILL.

ACCEPTED AND AGREED:

/s/ Robert Nowinski
Robert Nowinski

Date:	12/18/13